Exhibit 99.1

Restoration Hardware, Inc. Reports Second Quarter Results

Comparable store sales increase 5.6%

Direct-to-Customer sales increase 50%

Net results of 4 cent loss per share, excluding non-cash charge of 3 cents per share

Corte Madera, Calif., August 25, 2005— Restoration Hardware, Inc. (Nasdaq: RSTO) today announced its financial results for the second quarter ended July 30, 2005, including the following:

•                  Net revenue increased 20% to $144.8 million for the second quarter of fiscal 2005 versus net revenue of $120.9 million for the same period last year.

•                  Comparable store sales for the second quarter of fiscal 2005 increased 5.6% on top of a 9.4% increase in the second quarter of fiscal 2004.

•                  Direct-to-Customer net revenue increased 50% in the second quarter of 2005 on top of a 103% increase in the same period a year ago.

•                  Net results on a non-GAAP basis for the second quarter of fiscal 2005 reflected a net loss of $1.5 million ($0.04 per share). These results exclude a previously announced non-cash pre-tax charge of $1.6 million ($0.03 per share) associated with store remodelings. Including the non-cash charge, net results on a GAAP basis for the second quarter of fiscal 2005 was a loss of $2.5 million ($0.07 per share) as compared to a net loss of $1.9 million ($0.06 per share) in the second quarter of the prior year.

•                  Operating results on a non-GAAP basis, excluding the non-cash charge, improved 42% to a loss from operations of $1.5 million for the second quarter of fiscal 2005 compared to a loss from operations on a GAAP basis of $2.7 million in last year’s second quarter. Including the non-cash charge, operating results on a GAAP basis were a loss of $3.2 million in the second quarter of fiscal 2005.

•                  Inventory was $137.0 million as of the end of the second quarter, up 14% from the prior year’s second quarter.

•                  Series A redeemable convertible preferred stock outstanding was fully converted into approximately 4.3 million shares of common stock at the end of the quarter.

Gary Friedman, the Company’s Chairman, President and CEO, stated, “We are pleased with our overall performance in the second quarter, particularly in light of our remerchandising and store remodeling efforts. As expected, sales in all channels continued to show solid gains. Our comparable store sales in the second quarter of 2005 increased 5.6% on top of a 9.4% increase in the second quarter last year and a 9.9% increase in the second quarter of 2003. Additionally, our direct-to-customer division revenue increased 50% in the second quarter of 2005 on top of a 103% increase last year. These results clearly reflect our customers’ continued positive response to our strategy, and the growing strength of our brand.”

Mr. Friedman continued, “We are also pleased with the 300 basis point expansion of our gross profit margin in the quarter, driven by lower supply chain costs and expense leverage. This was achieved despite pressure on our product margins as we transitioned through a significant amount of our goods at the end of the quarter in anticipation of our remerchandising and remodeling efforts and the further repositioning of our brand. Our focus on building dominant core businesses has established Restoration Hardware as the top of mind, premium home furnishings destination. The results of our efforts will create consistency and predictability with our customers, reduce seasonal markdown risk and simplify our back-end processes.”

For the six months ended July 30, 2005, net revenue was $262.2 million, a 19% increase versus the same period a year ago. Comparable store sales for the six months increased 5.3% on top of a 9.2% increase in the first six months last year. Direct-to-customer sales increased 50% to $75.7 million following a 99% increase in the same period a year ago.

The Company’s net results on a non-GAAP basis for the six months ended July 30, 2005 was a loss of $4.6 million ($0.14 per share), an improvement over the six month period a year ago when the net results was a loss of $5.8 million ($0.18 per share). Including the non-cash charge previously discussed above, the net results on a GAAP basis for the six months ended July 30, 2005 was a loss of $5.6 million ($0.17 per share).

The Company provides the following guidance for the third quarter of fiscal 2005:

•                  Increase in comparable store sales in the mid single digits on top of an 8.7% comparable store sales in the prior year’s third quarter.

•                  Direct-to-customer net revenue increase of 25% to 30% on top of a 78% increase in the prior year’s third quarter.

•                  Loss per share of $0.03 to $0.05 versus a loss per share of $0.09 a year ago.

•                  Inventory at the end of the third quarter of fiscal 2005 is expected to be up approximately 10% compared to prior year levels.

Use of Non-GAAP Financial Measures:

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this release presents net results and operating results for the second quarter and first six months of fiscal 2005 that excludes a non-cash charge associated with the Company’s substantially completed store remodeling, which information is considered non-GAAP measures. The Company is committed to reporting its financial results on a GAAP basis and provides non-GAAP information for a greater understanding of some of the underlying elements that comprise the GAAP results that investors may find useful in analyzing the Company. The most directly comparable GAAP financial measure to the non-GAAP net results information provided in the release is net loss, and the most directly comparable GAAP financial measure to the non-GAAP operating results provided in this release is loss from operations. The reconciliation from such non-GAAP financial measure to GAAP is provided above.

Conference Call:

The Company’s second quarter fiscal 2005 earnings conference call is scheduled for Thursday, August 25, 2005 at 5:00 p.m. Eastern Time. The dial-in number is 800-362-0574.  A live webcast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1071525.  If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1071525.beginning at 7:00 p.m. Eastern Time on Thursday, August 25, 2005.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (800-283-4593) until September 1, 2005.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of August 25, 2005 the Company operated 102 retail stores and 3 outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the second quarter ended July 30, 2005, statements concerning guidance for the third quarter of fiscal 2005, statements relating to customers’ reaction to the Company’s strategy, statements relating to a reduction in seasonal markdown risk, statements relating to the growth of the Company’s brand, statements relating to the Company’s anticipated long term strategy of the Company, statements related to the status of the Company’s remodeling efforts, statements related to the Company’s ability to streamline its back-end processes, and other statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended April 30, 2005 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Revenue,” “Expenses,” “Other Matters,” “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results,” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Executive Vice President & Chief Financial Officer

(415) 924-1005

(415) 927-7264 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	7/30/05	% of Revenue	7/31/04	% of Revenue
			(as restated)

Retail net revenue	$101,900	70.4%	$92,350	76.4%
Direct-to-customer net revenue	42,881	29.6%	28,592	23.6%
Total net revenue	144,781	100.0%	120,942	100.0%

Cost of revenue and occupancy	101,507	70.1%	88,425	73.1%
Gross profit	43,274	29.9%	32,517	26.9%

Selling, general and administrative expense	46,437	32.1%	35,172	29.1%
Loss from operations	(3,163)	(2.2)%	(2,655)	(2.2)%

Interest expense, net	(834)	(0.6)%	(509)	(0.4)%

Loss before income taxes	(3,997)	(2.8)	(3,164)	(2.6)%

Income tax benefit	1,535	1.1%	1,280	1.0%

Net loss	$(2,462)	(1.7)%	$(1,884)	(1.6)%

Loss per common share, basic and diluted	$(0.07)		$(0.06)
Weighted average shares, basic and diluted	33,259		32,903

Comparable store sales	5.6%		9.4%
Retail stores open, at end of period	102		102
Total selling square footage, end of period	676,520		673,910

	26 weeks ended		26 weeks ended
	7/30/05	% of Revenue	7/31/04	% of Revenue
			(as restated)

Retail net revenue	$186,576	71.1%	$169,347	77.0%
Direct-to-customer net revenue	75,670	28.9%	50,453	23.0%
Total net revenue	262,246	100.0%	219,800	100.0%

Cost of revenue and occupancy	183,330	69.9%	159,753	72.7%
Gross profit	78,916	30.1%	60,047	27.3%

Selling, general and administrative expense	86,423	33.0%	68,688	31.2%
Loss from operations	(7,507)	(2.9)%	(8,641)	(3.9)%

Interest expense, net	(1,659)	(0.6)%	(936)	(0.5)%

Loss before income taxes	(9,166)	(3.5)%	(9,577)	(4.4)%

Income tax benefit	3,591	1.4%	3,781	1.8%

Net loss	$(5,575)	(2.1)%	$(5,796)	(2.6)%

Loss per common share, basic and diluted	$(0.17)		$(0.18)
Weighted average shares, basic and diluted	33,185		32,847

Comparable store sales	5.3%		9.2%
Retail stores open, at end of period	102		102
Total selling square footage, end of period	676,520		673,910

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	7/30/05	1/29/05	7/31/04
			(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,820	$1,904	3,267
Accounts receivable	6,579	6,945	5,491
Merchandise inventories	136,952	144,185	119,728
Prepaid expense and other current assets	21,852	19,574	17,281
Total current assets	167,203	172,608	145,767

Property and equipment, net	84,288	81,886	81,134
Goodwill	4,560	4,560	4,560
Deferred tax assets, net	18,824	18,745	18,051
Other assets	4,115	1,464	5,829
Total assets	$278,990	$279,263	$255,341

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$58,583	$63,920	47,761
Line of credit, net of debt issuance	48,595	33,819	37,896
Deferred revenue and customer deposits	7,719	8,130	6,249
Other current liabilities	12,471	14,948	11,709
Total current liabilities	127,368	120,817	103,615

Deferred lease incentives	28,409	30,365	31,340
Deferred rent	20,076	20,321	20,235
Other long-term liabilities	46	143	248
Total liabilities	175,899	171,646	155,438

Commitments and contingencies

Series A redeemable convertible preferred stock	—	8,331	8,331

Common stock	3	3	3
Additional paid in capital	168,533	159,233	158,871
Unearned compensation	—	—	(61)
Accumulated other comprehensive income	892	812	1,021
Accumulated deficit	(66,337)	(60,762)	(68,262)
Total stockholders’ equity	103,091	99,286	91,572

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$278,990	$279,263	$255,341

Shares issued and outstanding at end of period	37,542	33,084	33,012